As filed with the U.S. Securities and Exchange Commission on March 3, 2026.

Registration No. 333-292310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GreenVector Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3270	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 401, 4/F., Tower 1, Harbour Centre

1 Hok Cheung St., Hung Hom, Kowloon, Hong Kong

Phone: (852) 2669-8222

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 E. 42nd St., 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Darrin M. Ocasio, Esq. Sharon Carroll, Esq. Matthew Siracusa, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road Suite 260 Vienna, VA 22182 (703) 919-7285

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Prospectus are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Form F-1 is being filed solely for the purpose of filing Exhibits 5.1 and 107 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Amendment No. 1 to the Registration Statement, filed on February 13, 2026. This Amendment No. 2 consists only of the cover page, this explanatory note, and Part II of the Registration Statement.

Part II.
Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

We intend to enter into indemnification agreements with each of our directors, director nominees, and executive officers, which will become effective on the closing date of the Company’s Offering. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We will enter into certain directors’ and officers’ liability insurance policies upon listing.

Item 7. Recent Sales of Unregistered Securities

Prior to the date of this Prospectus, we issued the following securities pursuant to the exemption from registration available under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

On June 16, 2025, the Company was incorporated in the Cayman Islands. Upon incorporation, the Company issued one ordinary share with a par value of US$0.0001 to Conyers Corporate Services (Cayman) Limited for consideration of $0.0001, 999 ordinary shares to Dixon Chun Wan Chan for consideration of $0.0999, and 1,000 ordinary shares to Terence Chee-Ho Wong for consideration of $0.1. On the same date, Conyers Corporate Services (Cayman) Limited transferred its one ordinary share to Dixon Chun Wan Chan.

On July 2, 2025, the shareholders of the Company approved a reclassification and re-designation of the Company’s share capital. Under this resolution, 450,000,000 authorized shares with a par value of US$0.0001 each were designated as Class A Ordinary Shares, and 50,000,000 authorized shares with a par value of US$0.0001 each were designated as Class B Ordinary Shares. Following this reclassification, the Company’s authorized share capital became US$50,000, divided into 500,000,000 shares with a par value of US$0.0001 each, comprising 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. As a result, the original 1,000 ordinary shares held by each of Dixon Chun Wan Chan and Terence Chee-Ho Wong in GreenVector Holdings Limited were redesignated to Class B Ordinary Shares, with a par value of US$0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights and restrictions on transfer of shares. Holders of Class A Ordinary Shares are entitled to one vote per share on all matters subject to the vote at general meetings of our Company, and holders of Class B Ordinary Shares are entitled to twenty (20) votes per share on all matters subject to the vote at general meetings of our Company. Holders of our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at the option of the holder of Class B Ordinary Shares at any time.

On September 5, 2025, the board of directors of the Company approved the issuance and allotment of 10,000,000 Class A Ordinary Shares to the ultimate beneficial owners of TioStone Holdings Limited in proportion to their historical indirect equity interests in Laputa immediately prior to the Reorganization, in exchange for their interests in Laputa. On the same date, the Company issued in aggregate of 998,000 Class B Ordinary Shares, with 499,000 Class B Ordinary Shares issued to Dixon Chun Wan Chan for consideration of 21.87% ultimate beneficial ownership holdings indirectly held in Laputa transferred from TioStone Holdings limited to the BVI Subsidiary and 499,000 Class B Ordinary Shares issued to Terence Chee-Ho Wong for consideration of 23.47% ultimate beneficial ownership holdings, indirectly held in Laputa transferred from TioStone Holdings Limited to the BVI Subsidiary. Following the redesignation, Dixon Chun Wan Chan and Terence Chee-Ho Wong each hold 500,000 Class B Ordinary Shares of the Company, with a par value of US$0.0001 per share.

Upon completion of the Reorganization, the ultimate beneficial shareholders remain the same before and after the Reorganization, with reallocation of equity interests. The Company became the ultimate holding company of the Group, holding 100% of the equity interest in GreenVector Company Limited, which holds 100% of the equity interests in Laputa, the Operating Subsidiary.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

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(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description

1.1***	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of Registrant, as currently in effect
3.2**	Second Amended and Restated Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1**	Specimen Class A Ordinary Share Certificate
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of securities being registered
5.2**	Opinion of Kwok Yih & Chan as to the Laws and Regulations of Hong Kong
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Kwok Yih & Chan Regarding Hong Kong Tax Matters (included in Exhibit 5.2)
10.1**	Distribution Agreement between Laputa Eco-Construction Material Company Limited and TioStone Environmental Limited
10.2**	Form of Indemnification Agreement with Registrant’s directors and executive officers
10.3**	Form of Independent Director Agreement between Registrant and each director nominee
10.4**	Business Cooperation Agreement, dated January 29, 2026, between the Company and CS Tech Solution Limited
21.1**	List of Subsidiaries
23.1**	Consent of AOGB CPA Limited
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of Kwok Yih & Chan (included in Exhibit 5.2)
24.1**	Power of Attorney (included on the signature page of this Registration Statement)
99.1**	Consent of Independent Director Nominee
99.2**	Consent of Independent Director Nominee
99.3**	Consent of Independent Director Nominee
99.4**	Code of Business Conduct and Ethics
99.5**	Insider Trading Policy
99.6**	Executive Compensation Recovery Policy
107*	Filing Fee Table

* Filed herewith

** Previously Filed

*** To be Filed by Amendment

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on this 3rd day of March, 2026.

GreenVector Holdings Limited

By:	/s/ Dixon Chun Wan Chan
Name:	Dixon Chun Wan Chan
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. Dixon Chun Wan Chan as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dixon Chun Wan Chan	Chairman of the Board of Directors and Chief Executive Officer	March 3, 2026
Name: Dixon Chun Wan Chan	(Principal Executive Officer)

/s/ Yiu King Man	Chief Financial Officer	March 3, 2026
Name: Yiu King Man	(Principal Financial Officer and Principal Accounting Officer)

/s/ Terence Chee-Ho Wong	Chief Technology Officer and Director	March 3, 2026
Name: Terence Chee-Ho Wong

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1/A in the City of New York, State of New York, on March 3, 2026.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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